Exhibit 10.2.13.1

TRUST AGREEMENT

THIS AGREEMENT made this 31st day of March, 1999 by and between CONSOLIDATED EDISON COMPANY OF NEW YORK, INC. (“Company”) and MELLON BANK, N.A. (“Trustee”).

WHEREAS, the Company has adopted the nonqualified deferred compensation and supplemental retirement Plans listed from time to time in Appendix A (referred to as the “Plan(s)”);

WHEREAS, certain affiliates of the Company may from time to time adopt the Plan(s) (the Company and each such entity being hereinafter referred to as “Employer”);

WHEREAS, each Employer has incurred or expects to incur liability under the terms of such Plan(s) with respect to the individuals participating in such Plan(s) (individually a “Participant” and collectively the “Participants”);

WHEREAS, the Company wishes to establish this master trust (the “Trust”) under which separate sub-trusts are to be established to fund the benefits of each Employer’s Plan Participants (the “sub-trust”);

WHEREAS, each Employer will contribute to the Trust assets that shall be held in sub-trusts, subject to the claims of only that Employer’s creditors in the event of an Employer’s insolvency, as herein defined, until paid to Participants and their beneficiaries in such manner and at such times as specified in the Plan(s);

WHEREAS, each Employer listed in Appendix B has adopted this Trust and its sub-trusts for the benefit of its Plan Participants;

WHEREAS, it is the intention of the parties that this Trust and the sub-trusts shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, it is the intention of each Employer to make contributions to the Trust and its sub-trusts to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan(s);

WHEREAS, it is the intention of the parties that contributions (and attributable earnings) made by an Employer to a sub-trust with respect to its obligations under a Plan shall be available only to satisfy liabilities of such Employer under such Plan; and

WHEREAS, it is now desirable to provide further protection to the Plan Participants and to facilitate the investment of the trust corpus.

NOW THEREFORE, the parties do hereby establish the Trust and sub-trusts and agree that the Trust and sub-trusts shall be comprised, held and disposed of as follows.

Section 1.    Establishment of Trust.

(a)	The Company hereby establishes the Trust with the Trustee, consisting of such sums of money, insurance contracts and other property acceptable to the Trustee as from time to time shall be paid and delivered to and accepted by the Trustee from the Company or another Employer. The Trustee shall have no duty to determine or collect contributions under the Plan(s) and shall have no responsibility for any property until it is received and accepted by the Trustee. The Company shall have the sole duty and responsibility for the determination of the accuracy or sufficiency of the contributions to be made under the Plan. All such money, insurance contracts and other property paid or delivered to and accepted by the Trustee shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Except as otherwise specifically provided in this Trust Agreement, reference to the Trust shall include each sub-trust.

(b)	The Trust hereby established shall be irrevocable.

(c)	The Trust is intended to be a grantor trust, of which each Employer is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly. Assets of the Trust held in a sub-trust with respect to the obligations of an Employer under a Plan shall be available only to satisfy liabilities of such Employer under such Plan.

(d)	The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of each Employer and shall be used exclusively for the uses and purposes of the Participants and general creditors as herein set forth. The Participants and their beneficiaries shall have no preferred claim on, nor any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of the Participants and their beneficiaries against an Employer. Any assets held by the Trust in a sub-trust with respect to the obligations of an Employer under a Plan will be subject to the claims of only that Employer’s general creditors under federal and state law in the event of insolvency, as defined in Section 3(a) herein.

(e)	Notwithstanding any other provision to the contrary, upon a Change in Control, the Employer shall, as soon as possible, but in no event longer than sixty (60) days following the Change in Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan Participant or beneficiary to whom the Employer is obligated under the Plan the benefits to which such Plan Participants or their beneficiaries would be entitled pursuant to the terms of the Plan (as certified to the Trustee by the Company) as of the date on which the Change in Control occurred.

(f)	Each Employer represents to the Trustee that the Plan(s) cover, and will cover, only a select group of management or highly compensated employees as contemplated by Section 401(a) of ERISA and interpretations, opinions, and rulings of the Department of Labor thereunder. Each Employer shall indemnify and hold harmless the Trustee, its parent, subsidiaries and affiliates and each of their respective officers, directors, employees and agents from and against all liability, loss and expense, including reasonable attorneys’ fees and expenses, suffered or incurred by any of the foregoing indemnities solely as a result of a breach of the foregoing representation and excluding any liability incurred as a result of the Trustee’s negligence or willful misconduct. The provisions of this subsection shall survive termination of this Agreement.

(g)	In the event that the Company in its sole discretion prior to a Change in Control, or the Administrator (as defined in Section 2(d)) in its sole discretion after a Change in Control, determines that the value of the assets of the Trust in a sub-trust with respect to obligations of the Employer under a Plan exceeds 110% of the benefit obligations and other obligations, if any, and administrative expenses that are payable by the Employer under the Plan as of the date of the determination, the Trustee at the direction of the Company prior to a Change in Control, or at the Company’s request and in the Administrator’s sole discretion after a Change in Control, shall pay such excess to the Employer. For purposes of this provision, any insurance contracts held by the Trust shall be valued at cash surrender value and other assets held by the Trust shall be valued at fair market value, and any remaining required premiums on such insurance contract shall be considered obligations of the Employer under the Plan. In addition, for any Plan that provides for Participant accounts, the benefit obligations shall be deemed to be the sum of the Participants’ accounts.

Section 2.    Payments to Plan(s) Participants and Their Beneficiaries.

(a)	The Company, or the Administrator if one shall have been engaged, shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable by an Employer in accordance with the terms and conditions of the Plan(s), in respect of each Participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to the Participants and their beneficiaries in accordance with such Payment Schedule (to the extent such payments are not made by an Employer pursuant to subsection (c) of this Section 2). It is the intent of the Company and the Trustee that the Employer shall be responsible for determining and effecting all federal, state and local tax aspects of the Plan(s) and the Trust including without limitation income taxes payable on the Trust’s income, if any, any required withholding of income or other payroll taxes in connection with the payment of benefits from the Trust pursuant to the Plan, and all reporting required in connection with any such taxes. To the extent that the Employer is required by applicable law to pay or withhold such taxes or to file such reports, such obligation shall be a responsibility allocated to the Employer, as the case may be, hereunder. To the extent the Trustee is required by applicable law to pay or withhold such taxes or to file such reports, the Employer shall inform the Trustee of such obligation, shall direct the Trustee with respect to the performance of such obligations and shall provide the Trustee with all information required by the Trustee to meet such obligations.

(b)	The entitlement of a Participant or his or her beneficiaries to benefits payable by an Employer under the Plan(s) shall be determined in accordance with the terms of the Plan(s) by the Participant’s Employer or such party as it shall designate under the Plan(s), or the Administrator if one shall have been engaged, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan(s). The Employer shall notify the Trustee of such determination and shall direct commencement of payments of such benefits. Neither the Trustee nor the Administrator shall have any obligation for determining whether any Participant or beneficiary has died and shall be entitled to rely upon any information in this regard furnished by the Employer.

(c)	An Employer may make payment of benefits directly to the Participants or their beneficiaries as they become due under the terms of the Plan(s). The Employer shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Participants or their beneficiaries. In addition, if the principal of the Trust, together with any earnings thereon, are not sufficient to make payments of benefits payable by the Employer in accordance with the terms of the Plan(s), the Employer shall immediately make up the balance of each such payment as it falls due. The Trustee shall notify the Company when principal and earnings are not sufficient.

(d)	The Company may engage a third party administrator as a contractor of the Trustee (the “Administrator”), who shall not be a Participant or beneficiary, to perform functions described in this Section 2(d) and elsewhere in this Trust Agreement which would otherwise be performed by the Company. Upon the effective date of this Trust Agreement, the Administrator shall be TBG Financial, and upon a Change in Control, the Administrator shall be Buck Consultants, Inc.

(e)	Upon engagement of the Administrator, as soon as practicable but in no event longer than thirty (30) days thereafter, the Company shall furnish to the Administrator copies of the Plan(s) and other information necessary to determine the benefits which are or may become payable by an Employer to or with respect to each Participant in each Plan, including any benefits payable after the Participant’s death, and the recipient of same and the procedures which the Employer has adopted to calculate such benefit payments. An Employer shall regularly, at least annually, and upon each benefit change under the Plan(s), furnish revised, updated information to the Administrator. In the event an Employer refuses or neglects to provide updated Participant information as contemplated herein, the Administrator shall be entitled to rely on the most recent information furnished to it by the Employer.

(f)	In the event of a Potential Change in Control (as hereinafter defined), the Company shall have the duty to engage, as soon as practicable thereafter, an Administrator reasonably acceptable to the Trustee if there shall at that time be no Administrator then serving. After a Change in Control, the Company shall not have any control or authority with respect to the Administrator so engaged or then serving, or any successor Administrator, including without limitation any rights with respect to the removal or replacement of any such Administrator or its duties pursuant to this Trust Agreement.

(g)	The Trustee shall have no responsibility hereunder for any obligation assigned to the Administrator or (subject to subsection (4) below) for the performance of the Administrator’s duties and responsibilities under this Trust Agreement.

(h)	The Company may replace or remove the Administrator from time to time serving hereunder, in its sole discretion, prior to the occurrence of a Change in Control. Following a Change in Control, the Trustee, in its sole discretion, may remove the Administrator engaged by the Company or any successor Administrator and shall remove any such person and engage a successor to such person if the Trustee deems such person’s performance as an Administrator unsatisfactory. At all times following a Change in Control, upon any such removal, or the voluntary resignation of any such Administrator or the occurrence of any other event which shall result in the cessation of performance of the Administrator’s duties hereunder, the Trustee shall use its best efforts to engage a new Administrator; provided, however, the Trustee shall perform the duties of the Administrator during any period for which the Trustee is unable to find a new Administrator (so that there will be no default in payments under the Plan(s) as a result of the absence of an Administrator), and any person engaged as an Administrator shall in the judgment of Trustee be independent of the Company. The person who removes or replaces an Administrator shall be responsible for assuring that there is a timely and complete transfer of records from such Administrator to such person’s successor.

(i)

Except for the records dealing solely with the assets of the Trust and investment of those assets, which shall be maintained by the Trustee, the Administrator shall maintain all Participant records contemplated by this Agreement, including the Payment Schedule. All such records and copies of the Plan(s) and employment records of the Participants in the possession of the Administrator shall be made available promptly upon request of the Trustee or the Company. The Administrator shall also prepare and distribute Participant statements to Participants and beneficiaries and shall perform such other duties and responsibilities contemplated under the terms of this Trust Agreement as the Company or the Trustee, as the case may be, determines is necessary or advisable to achieve the objectives of this Trust Agreement.

(j)	The Company shall indemnify and hold harmless the Administrator for any liability or expenses, including without limitation prompt reimbursement of reasonable fees and expenses of counsel and other agents reasonably retained by it, incurred by the Administrator with respect to keeping the records for Participants, benefits, reporting thereon to Participants and beneficiaries, certifying benefit information to the Trustee, determining the status of benefits hereunder and otherwise carrying out its obligations under this Trust Agreement, other than those resulting from Administrator’s negligence or willful misconduct or its failure to reasonably calculate and certify the amount of benefits based on the applicable terms of the Plan(s) and other information and procedures furnished by an Employer to the Administrator in accordance with this Trust Agreement. The Administrator shall be entitled to reasonable compensation for services hereunder, the amount of which shall be agreed upon from time to time by the Company or, following a Change in Control, the Trustee, and the Administrator in writing, and reimbursement for reasonable expenses incurred in connection with its performance of such services. Following a Change in Control, the Trustee’s good faith determination of compensation to be paid to the Administrator shall be binding on each Employer and each other person having an interest in the Trust. All such compensation and expenses shall be paid by the Employer. If not so paid, such compensation and expenses shall be paid by the Trustee from the assets of the Trust.

(k)	Except as may be otherwise agreed by the Administrator and the Company, or the Trustee following a Change in Control, the Administrator’s obligations are limited solely to those explicitly set forth herein and the Administrator shall have no responsibility, authority or control, direct or indirect, over the maintenance or investment of the Trust and shall have no obligation in respect of Trustee or the Trustee’s compliance with the Administrator’s certifications to Trustee.

Section 3.    Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

(a)	The Trustee shall cease payment of benefits to an Employer’s Participants and their beneficiaries if the Employer is Insolvent. An Employer shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Employer is unable to pay its debts as they become due, or (ii) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)	At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of such Employer under federal and state law as set forth below.

(1)	The Board of Directors or Trustees and the Chief Executive Officer of an Employer shall have the duty to inform the Trustee in writing of the Employer’s Insolvency. If a person claiming to be a creditor of an Employer alleges in writing to the Trustee that the Employer has become Insolvent, the Trustee shall determine whether the Employer is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Employer’s Participants or their beneficiaries. In all cases, the Trustee shall be entitled to conclusively rely upon the written certification of the Board of Directors or Trustees or the Chief Executive Officer of the Employer when determining whether the Employer is Insolvent.

(2)	Unless the Trustee has actual knowledge of an Employer’s Insolvency, or has received notice from an Employer or a person claiming to be a creditor alleging that the Employer is Insolvent, the Trustee shall have no duty to inquire whether the Employer is Insolvent. The Trustee may in all events rely on such evidence concerning the Employer’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Employer’s solvency.

(3)	If at any time the Trustee has determined that an Employer is Insolvent, the Trustee shall discontinue payments to that Employer’s Participants or their beneficiaries and shall hold the assets of the Trust applicable to such Employer’s Plan(s) for the benefit of the Employer’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Participants or their beneficiaries to pursue their rights as general creditors of the Employer with respect to benefits due under the Employer’s Plan(s) or otherwise.

(4)	The Trustee shall resume the payment of benefits to an Employer’s Participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Employer is not Insolvent (or is no longer Insolvent).

(c)	Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Participants or their beneficiaries under the terms of the Plan(s) as certified to the Trustee by the Employer for the period of such discontinuance, less the aggregate amount of any payments made to the Participants or their beneficiaries by the Employer in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.    Payments to Company.

(a)	Except as provided in Sections 2(g), 3 and 12(c) hereof, the Employer shall have no right or power to direct the Trustee to return to the Employer or to divert to others any of the Trust assets before all payment of benefits have been made to the Participants and their beneficiaries pursuant to the terms of the Plan(s) (as certified to the Trustee by the Employer).

(b)	From time to time, prior to a Change in Control and while the Employer is not Insolvent, the Company may transfer assets from a sub-trust which is overfunded to another sub-trust in respect of the same Employer.

(c)	From time to time, prior to a Change in Control and while the Employer is not Insolvent, the Company may transfer assets and participant accounts between sub-trusts for an employee in the event that (i) a participant has transferred between Employers and (ii) the new Employer has assumed responsibility for all benefits earned to date by such participant.

Section 5.    Investment and Administrative Authority.

Except as otherwise provided in subsection (j) of this Section 5, the Company and the Trustee may formulate investment policies and standards for the investment of the Trust, which shall be broad guidelines and shall not restrict the Trustee’s investment discretion with respect to the selection of Trust assets. Subject to the preceding sentence, the Trustee shall have the powers described below.

(a)	The Trustee may invest and reinvest the principal and income of the Trust and keep it invested, without distinction between principal and income, in any security or property as it, in its sole discretion, deems advisable; provided, however, that in no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by an Employer or the highest level holding company of the Company having publicly traded common stock, other than a de minimis amount held in common investment vehicles in which the Trustee invests. Also, in no event shall the Trust be invested in real estate. For this purpose, “real estate” includes, but is not limited to, real property, leaseholds, mineral interests, and any form of asset which is secured by any of the foregoing. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Participants, except that prior to a Change in control voting rights with respect to Trust assets will be exercised by the Company or any investment manager appointed by the Company with respect to such Trust assets.

(b)	The Trustee may collect and receive any and all money and other property due the Trust and give full discharge therefor.

(c)	The Trustee may deposit cash into interest bearing accounts in the banking department of the Trustee or an affiliated banking organization;

(d)	The Trustee may purchase, enter, sell, hold, and generally deal in any manner in and with contracts for the immediate or future delivery of financial instruments of any issuer or of any other property; the Trustee may also grant, purchase, sell, exercise, permit to expire, permit to be held in escrow, or otherwise acquire, dispose of, hold and generally deal in any manner with and in all forms of options or any combination thereof.

Settlements of transactions may be effected in trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Company acknowledges that this may, in certain circumstances, require the delivery of cash or securities (or other property) without the concurrent receipt of securities (or other property) or cash and, in such circumstances, the Company shall have responsibility for nondelivery of securities or other property (or late delivery) or nonreceipt of payment (or late payment) by the counterparty.

(e)	The Trustee may settle, compromise or submit to arbitration any claims, debt or damages due or owing to or from the Trust; the Trustee may also commence or defend suits or legal proceedings to protect any interest of the Trust, and may represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal.

(f)	The Trustee may take all action necessary to pay for authorized transactions, including borrowing or raising monies from any lender, including the Trustee, in its corporate capacity in conjunction with its duties under this Agreement and upon such terms and conditions as the Trustee may deem advisable to settle security purchases and/or foreign exchange or contracts for foreign exchange, and securing the repayments thereof by pledging all or any part of the Trust.

(g)	The Trustee may appoint custodians, subcustodians or subtrustees, domestic or foreign (including affiliates of the Trustee), as to part or all of the Trust. The Trustee shall not be responsible or liable for any losses or damages suffered by an Employer arising as a result of the insolvency of any custodian, subcustodian or subtrustee, except to the extent the Trustee was negligent in its selection or continued retention of such agent.

(h)	The Trustee may hold property in nominee name, in bearer form, or in book entry form, in a clearinghouse corporation or in a depository (including an affiliate of the Trustee), so long as the Trustee’s records clearly indicate that the assets held are a part of the Trust. The Trustee shall not be responsible for any losses resulting from the deposit or maintenance of securities or other property (in accordance with market practice, custom, or regulation) with any recognized foreign or domestic clearing facility, book-entry system, centralized custodial depository, or similar organization.

(i)	The Trustee may generally do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust.

(j)	Investment authority over the Trust’s assets, or any portion thereof, may be reserved by the Company to itself or granted by the Company to one or more investment managers from time to time in the Company’s absolute discretion, prior to a Change in Control. Any such reservation or grant of discretionary authority by the Company shall be communicated to the Trustee in writing. In this regard, unless the Company notifies the Trustee to the contrary, the Company shall act through its Chief Financial Officer or its Treasurer or any other person who is authorized to act on the Company’s behalf. The Company or any investment manager shall furnish the Trustee from time to time with a list of the names and signatures of all persons authorized to act on its behalf. Notwithstanding anything to the contrary contained herein, following a Change in Control, the Company may not reserve or grant discretionary authority for the management and control of any assets of the Trust and any prior reservation or grant then in effect shall immediately be nullified.

(k)	The Trustee shall be under no duty or obligation to review or to question any direction of the Company or any investment manager pursuant to authority reserved or granted under subsection (j) of this Section 5, or to review securities or any other property so held with respect to prudence or proper diversification, or to make any suggestions or recommendations to the Company or any investment manager with respect to the retention or investment of any such assets and shall have no authority to take any action or to refrain from taking any action with respect to any such assets unless and until it is directed to do so by the Company or any investment manager. Notwithstanding anything to the contrary in this Trust Agreement, the Company does hereby discharge, indemnify and hold harmless the Trustee, its directors, officers, employees, and agents, from and against any and all losses, costs, damages, claims, penalties, expenses (including reasonable attorneys’ fees and expenses) or liabilities arising in connection with the Trustee’s administration of the Trust consistent with Section 5(j).

Section 6.    Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7.    Accounting by Trustee

(a)

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records for each sub-trust as shall be agreed upon in writing between the Company and the Trustee, and such other Participant records as are contemplated by this Trust Agreement, including the maintenance of the separate accounts of each Participant under this Trust Agreement after a Change in Control. Within 90 days following the close of each calendar year and within 90 days after the removal or resignation of the Trustee, the Trustee shall deliver to the

Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. If, within ninety (90) days after the Trustee mails to the Company a statement with respect to the Trust, the Company has not given the Trustee written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Trustee shall not be liable for any matters in such statements. In addition, as of the end of each calendar month, within ten (10) business days after each such month end, the Trustee shall deliver to the Company a written account setting forth the value of the Trust’s assets, together with such other information as shall be agreed upon between the Company and the Trustee.

(b)	The Company shall arrange for each insurance company issuing contracts held by the Trustee to furnish the Trustee with such valuations and reports as are necessary to enable the Trustee to fulfill its obligations under this Trust Agreement, and the Trustee shall be fully protected in relying upon such valuations and reports.

Section 8.    Responsibility of Trustee.

(a)	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company or the Administrator which is contemplated by, and in conformity with, the terms of the Plan(s) (as certified to the Trustee by the Company) or this Trust and is given in writing by the Company or the Administrator. In the event of a dispute between the Company or the Administrator and a third party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)	The Trustee is not a party to, and has no duties or responsibilities under, the Plan(s) other than those that may be expressly contained in this Agreement. In any case in which a provision of this Agreement conflicts with any provision in the Plan(s), this Agreement shall control.

(c)	The Trustee shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered to it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, direction, instruction, consent, certification or other instrument believed by it to be genuine and delivered by the proper party or parties. The Trustee shall not be liable for any act or omission of any other person in carrying out any responsibility imposed upon such person and under no circumstances shall the Trustee be liable for any indirect, consequential, or special damages with respect to its role as Trustee.

(d)	The Company agrees to indemnify and hold harmless the Trustee, its parent, subsidiaries and affiliates, and each of their respective officers, directors, employees and agents from and against all liability, loss and expense, including reasonable attorneys’ fees and expenses, incurred by the Trustee or any of the foregoing indemnitees arising out of or in connection with this Agreement, except as a result of or arising out of the Trustee’s or any indemnitee’s own negligence or willful misconduct. This indemnification shall survive the termination of this Agreement.

(e)	If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee’s reasonable costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses actually incurred) relating thereto. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(f)	The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

(g)	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(h)	The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(i)	Notwithstanding the provisions of Section 8(h) above, the Trustee may loan to the Employer the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(j)	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(k)	Notwithstanding anything in this Agreement to the contrary contained herein, the Trustee shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Trust resulting from any event beyond the reasonable control of the Trustee, its agents or custodians, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event. This Section shall survive the termination of this Agreement.

Section 9.    Compensation and Expenses of Trustee.

The Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust. The Trustee shall be entitled to fees for services as mutually agreed. The Company acknowledges that as part of the Trustee’s compensation, the Trustee may earn interest on balances including disbursement balances and balances arising from purchase and sale transactions. To the extent the Trustee advances funds to the Trust for disbursements or to effect the settlement of purchase transactions, the Trustee shall be entitled to collect from the Trust either (i) with respect to domestic assets, an amount equal to what would have been earned on the sums advanced (an amount approximating the “federal funds” interest rate) or (ii) with respect to non-domestic assets, the rate applicable to the appropriate foreign market.

Section 10.    Resignation and Removal of Trustee.

(a)	The Trustee may resign at any time by written notice to the Company, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise, provided that in no event shall any such resignation take effect prior to the appointment of a successor Trustee.

(b)	The Trustee may be removed by the Company on 60 days notice or upon shorter notice accepted by the Trustee.

(c)	Upon a Change in Control, as defined herein, the Trustee may not be removed by the Company for two years.

(d)	If the Trustee resigns within two years after a Change in Control, as defined herein, the Trustee shall select a successor Trustee in accordance with the provisions of Section 11(c) hereof prior to the effective date of the Trustee’s resignation. Upon the appointment and acceptance by, and transfer of assets to, a successor Trustee, the Trustee shall have no further responsibilities under this Trust Agreement.

(e)	Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of the notice of resignation, removal or transfer, unless the Company extends the time limit.

(f)

If the Trustee resigns or is removed, a successor shall be appointed in accordance with Section 11 hereof by the effective date of resignation or removal under paragraphs (a) or (b) of this Section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11.    Appointment of Successor.

(a)	If the Trustee resigns or is removed in accordance with Section 10(a), (b) or (c) hereof, the Company may, subject to Section 10(d), appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state or federal law, as a successor to replace the Trustee upon such resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b)	A former Trustee shall prepare and deliver to the Company and to the successor Trustee a final accounting unless the Company waives the Company’s right to such accounting, and such accounting shall be effective through the date of the former Trustee’s transfer of all assets to its successor. The successor Trustee need not examine the records and acts of any prior Trustee unless requested to do so by the Company and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

(c)	If Trustee resigns or is removed pursuant to the provisions of Section 10(a), (b), (c) or (d) hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state or federal law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

Section 12.    Amendment or Termination.

(a)	This Trust Agreement (including Appendix A and Appendix B hereto) may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s) as then in effect (as certified to the Trustee by the Company) or shall make the Trust revocable.

(b)	The Trust shall not terminate until the date on which the Participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s) (as certified to the Trustee by the Company). Upon termination of the Trust (or sub-trust for an Employer) any assets remaining in the Trust shall be returned to each Employer in accordance with the directions of the Company.

(c)	Upon written approval of the Participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), the Company may terminate this Trust prior to the time all benefit payments under the Plan(s) have been made. All assets in the Trust at termination shall be returned to each Employer in accordance with the directions of the Company.

(d)	Notwithstanding any other provision in this Trust Agreement, Sections 10(c) and (d) of this Trust Agreement may not be amended within two years after the occurrence of a Change in Control.

Section 13.    Miscellaneous.

(a)	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

b)	Benefits payable to Participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)	Notwithstanding anything to the contrary contained elsewhere in this Trust Agreement, any reference to the Plan(s) or Plan provisions which require knowledge or interpretation of the Plan(s) shall impose a duty upon the Company to communicate such knowledge or interpretation to the Trustee. The Trustee shall have no obligation to know or interpret any portion of the Plan(s) and shall in no way be liable for any proper action taken contrary to the Plan(s).

(d)	This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement.

(e)	For purposes of this Trust, Change in Control shall mean an event which shall occur if:

(i)	any person, as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (“Exchange Act”), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act (other than (i) any employee Plan(s) established by any “Corporation” (which for these purposes shall be deemed to be the Company and any corporation, association, joint venture, proprietorship or partnership which is connected with the Company either through stock ownership or through common control, within the meaning of Sections 414(b) and (c) and 1563 of the Code), (ii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iii) an underwriter temporarily holding securities pursuant to any offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company) (a “Person”), is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (excluding from the securities beneficially owned by such Person any securities directly acquired from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20 percent or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then outstanding voting securities;

(ii)	during any period of up to two consecutive years (not including any period prior the Effective Date) individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Board”) cease for any reason to constitute a majority of the directors then serving on the Board, provided that any person who becomes a director subsequent to the beginning of such period and whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose appointment, election or nomination for election was previously so approved (other than a director (x) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, or (y) who was designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this Subsection (e) shall be deemed a director as of the beginning of such period);

(iii)	consummation of a merger or consolidation of the Company with any other corporation or approval of the issuance of voting securities of the Company in connection with a merger or consolidation of the Company occurs (other than (x) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Corporation, at least 51 percent of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in paragraph (i) above), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or the affiliates of a business) representing 20 percent or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then outstanding voting securities); or

(iv)

the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 65 percent of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to the sale.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction, or series of integrated transactions, immediately following which the record holders of the Common Stock immediately prior to such transaction, or series of integrated transactions, continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of integrated transactions.

For purposes of the definition of Change in Control and Potential Change in Control, the Company shall mean the highest level holding company of Consolidated Edison Company of New York, Inc. (or any successor thereto that continues the Plan(s)) that has publicly traded common stock.

(f)	For purposes of this Trust, Potential Change in Control shall mean an event which shall occur if:

(i)	the Company enters into a definitive written agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)	the Company or any Person (as defined in Section 13(e)) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(iii)	any Person becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15 percent or more of the then outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then outstanding securities.

(g)	Upon the occurrence of a Potential Change in Control and a Change in Control, the Company shall promptly give notice thereof to the Trustee. The Trustee shall be entitled to conclusively rely upon such written certification of a Change in Control or of a Potential Change in Control of the Company.

(h)	(1) After the execution of this Trust Agreement, the Company shall promptly file with the Trustee, and following the appointment of an Administrator, the Company shall promptly file with the Administrator, a certified list of the names and specimen signatures of the officers of the Company and any delegate authorized to act for it. Unless the Company notifies the Trustee to the contrary, the Company shall act through its Chief Financial Officer or its Treasurer or any person whom such Treasurer authorizes in writing to act on the Company’s behalf. The Company shall promptly notify the Trustee and the Administrator, if applicable, of the addition or deletion of any person’s name to or from such list, respectively. Until receipt by the Trustee and/or the Administrator of notice that any person is no longer authorized so to act, the Trustee or the Administrator may continue to rely on the authority of the person. All certifications, notices and directions by any such person or persons to the Trustee or the Administrator shall be in writing signed by such person or persons. The Trustee and the Administrator may rely on any certification, notice or direction of the Company that the Trustee or the Administrator reasonably believes to have been signed by a duly authorized officer or agent of the Company. The Trustee and the Administrator shall have no responsibility for acting or not acting in reliance upon any notification reasonably believed by the Trustee or the Administrator to have been signed by a duly authorized officer or agent of the Company.

(h)	(2) After the engagement of an Administrator, the Administrator shall promptly file with the Trustee a certified list of the names and specimen signatures of the officers of the Administrator and any delegate authorized to act for it. The Administrator shall promptly notify the Trustee of the addition or deletion of any person’s name to or from such list. Until receipt by the Trustee of notice that any person is no longer authorized so to act, the Trustee may continue to rely on the authority of the person. All certifications, notices and directions by any such person or persons to the Trustee shall be in writing signed by such person or persons. The Trustee may rely on any such certification, notice or direction of the Administrator that the Trustee reasonably believes to have been signed by or on behalf of a duly authorized officer or agent of the Administrator. The Trustee shall have no responsibility for acting or not acting in reliance upon any notification reasonably believed by the Trustee to have been signed by a duly authorized officer or agent of the Administrator.

(i)	Neither the gender nor the number (singular or plural) of any word shall be construed to exclude another gender or number when a different gender or number would be appropriate.

(j)	This Trust Agreement shall be binding upon and inure to the benefit of any successor(s) to the Company and the Trustee.

(k)	This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute only one Agreement.

(l)	Communications to the parties shall be sent:

To the Trustee:

Mellon Bank, N.A.

Institutional Trust

One Mellon Bank Center

Pittsburgh, PA 15258-0001

Attention: Denise A. Fuhrer

and to the Company:

Consolidated Edison Company of New York, Inc.

4 Irving Place

New York, NY 10003

Attention: Vice President and Treasurer;

or to such other address as the Trustee or the Company may specify in writing. No communication shall be binding upon a party until it is received by the party. Communications to the Administrator shall be sent to the principal offices of the Administrator or to such other address as the Administrator may specify in writing.

(m)	Nothing herein shall be construed as restricting or limiting in any way amendment of the Plan(s) in accordance with the terms of the Plan(s).

Section 14.    Reliance on Representations.

(a)	The Company and the Trustee each acknowledge that the other will be relying, and shall be entitled to rely, on the representations, undertakings and acknowledgments of the other as set forth in this Agreement. The Company and the Trustee each agree to notify the other promptly if any of its representations, undertakings, or acknowledgments set forth in this Agreement ceases to be true.

(b)	The Company and the Trustee hereby each represent to the other that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind the Company and the Trustee to this Agreement.

Section 15.    Effective Date.

The effective date of this Trust Agreement shall be the 1st day of April, 1999.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the date and year first above written.

Consolidated Edison Company of New York, Inc.

By	/s/ Richard P. Cowie
Name:	Richard P. Cowie
Title:	Vice President, Employee Relations

Mellon Bank, N.A.

By	/s/ Gerard T. McDermott
Name:	Gerard T. McDermott
Title:	Vice President

APPENDIX A

The Consolidated Edison Company of New York, Inc. Deferred Income Plan(s).

The Consolidated Edison Company of New York, Inc. Supplemental Retirement Income Plan.

APPENDIX B

The Employers:

Consolidated Edison Solutions, Inc.

Consolidated Edison Development, Inc.

Consolidated Edison Energy, Inc.

Consolidated Edison Communications, Inc.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

RABBI TRUST

Effective April 1, 1999